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                                                                    EXHIBIT 10.1


                REVOLVING PROMISSORY NOTE FOR DISCRETIONARY LOANS
                                  (this "NOTE")

U.S. $15,000,000.00                                      April 11, 2002 ("DATE")

FOR VALUE RECEIVED, WORLDWIDE FLIGHT SERVICES, INC. ("BORROWER,") a Delaware corporation, promises to pay to the order of JPMORGAN CHASE BANK ("BANK") on or before March 31, 2003 (the "TERMINATION DATE"), at its banking house at 712 Main Street, Houston, Harris County, Texas, or at such other location as Bank may designate, in lawful money of the United States of America, the lesser of: (i) the principal sum of FIFTEEN MILLION AND 00/100 UNITED STATES DOLLARS (U.S. $15,000,000.00) (the "MAXIMUM LOAN TOTAL"); or (ii) the aggregate unpaid principal amount of all loans made by Bank (each such loan being a "LOAN"), which may be outstanding on the Termination Date. Each Loan shall be due and payable on the maturity date agreed to by Bank and Borrower with respect to such Loan (the "MATURITY DATE"). In no event shall any Maturity Date fall on a date after the Termination Date. Subject to the terms and conditions of this Note and the Loan Documents, Borrower may borrow, repay and reborrow all or any part of the credit provided for herein at any time before the Termination Date, there being no limitation on the number of Loans made so long as the total unpaid principal amount at any time outstanding does not exceed the Maximum Loan Total.

BANK IS NOT OBLIGATED IN ANY WAY TO MAKE ANY LOANS UNDER THIS NOTE, AND ANY LOANS SHALL BE AT BANK'S SOLE AND ABSOLUTE DISCRETION.

This Note is issued to evidence Loans outstanding from time to time pursuant to an UNCOMMITTED discretionary line of credit extended by Bank to Borrower pursuant to that certain letter agreement dated April 11, 2002 between Borrower and Bank (the "LETTER AGREEMENT"). All capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Letter Agreement.

   "ADJUSTED LIBOR RATE" means a per annum interest rate determined by Bank by dividing: (i) the LIBOR Rate by (ii) Statutory Reserves provided that Statutory Reserves is greater than zero, otherwise Adjusted LIBOR Rate means a per annum interest rate equal to the LIBOR Rate. "LIBOR RATE" means with respect to any LIBOR Loan for any Interest Period the interest rate determined by Bank by reference to Page 3756 of the Dow Jones Market Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) to be the rate at approximately 11:00 a.m. London time, two Business Days prior to the commencement of such Interest Period for the offering by Bank's London office, of dollar deposits in an amount comparable to such LIBOR Loan with a maturity comparable to such Interest Period.

   "BOARD" means the Board of Governors of the Federal Reserve System of the United States.

   "BORROWING DATE" means any Business Day on which Bank shall make or continue a Loan hereunder.

   "BUSINESS DAY" means a day: (i) on which Bank and commercial banks in New York City are generally open for business; and (ii) with respect to LIBOR Loans, on which dealings in United States Dollar deposits are carried out in the London interbank market.

   "HIGHEST LAWFUL RATE" means the maximum nonusurious rate of interest from time to time permitted by applicable law. To the extent that Texas law determines the Highest Lawful Rate, the Highest Lawful Rate is the weekly rate ceiling as defined in the Texas Finance Code Chapter 303. Bank may from time to time, as to current and future balances, elect and implement any other ceiling under such statutes and/or revise the index, formula or provisions of law used to compute the rate on this open-end account by notice to Borrower, if and to the extent permitted by, and in the manner provided in applicable law.

   "INTEREST PERIOD" means the period commencing on the Borrowing Date and ending on the Maturity Date, consistent with the following provisions. The duration of each Interest Period shall be: (a) in the case of a Prime Rate Loan, a period of up to the Termination Date unless any portion thereof is converted to a LIBOR Loan hereunder; and (b) in the case of a LIBOR Loan, a period of one, two, three or six months; in each case as selected by Borrower and agreed to by Bank. Borrower's choice of Interest Period is subject to the following limitations: (i) No Interest Period shall end on a date after the Termination Date; and (ii) If the last day of an Interest Period would be a day other than a Business Day, the Interest Period shall end on the next succeeding Business Day (unless the Interest Period relates to a LIBOR Loan and the next succeeding Business Day is in a different calendar month than the day on which the Interest Period would otherwise end, in which case the Interest Period shall end on the next preceding Business Day).

   "LIBOR LOAN" means a Loan which bears interest at a rate determined by reference to the Adjusted LIBOR Rate.

   "LOAN DOCUMENTS" means this Note, the Letter Agreement and any document or instrument evidencing, securing, guaranteeing or given in connection with this Note.

   "OBLIGATIONS" means all principal, interest and other amounts which are or become owing under this Note or any other Loan Document.

   "OBLIGOR" means Borrower and any guarantor, surety, co-signer, general partner or other person who may now or hereafter be obligated to pay all or any part of the Obligations.

   "PRIME RATE" means the rate determined from time to time by Bank as its prime rate. The Prime Rate shall change automatically from time to time without notice to Borrower or any other person. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE BANK'S LOWEST RATE.

   "PRIME RATE LOAN" means a Loan which bears interest at a rate determined by reference to the Prime Rate.

   "STATUTORY RESERVES" means the difference (expressed as a decimal) of the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency, or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which Bank is subject to, with respect to the LIBOR Rate, for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include, without limitation, those imposed under such Regulation D. LIBOR Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any bank under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

SUBJECT TO THE TERMS AND CONDITIONS OF THIS NOTE, THE LETTER AGREEMENT AND THE LOAN DOCUMENTS, BORROWER MAY REQUEST LOANS AND BANK MAY AT BANK'S SOLE AND ABSOLUTE DISCRETION MAKE A LOAN AND PERMIT BORROWER TO BORROW, REPAY AND RE-BORROW UP TO THE MAXIMUM AMOUNT (AS DEFINED IN THE LETTER AGREEMENT) AT BANK'S SOLE DISCRETION AT ANY TIME BEFORE THE TERMINATION DATE, THERE BEING NO LIMITATION ON THE NUMBER OF LOANS MADE AT BANK'S SOLE DISCRETION SO LONG AS THE TOTAL UNPAID PRINCIPAL AMOUNT AT ANY TIME OUTSTANDING DOES NOT EXCEED THE MAXIMUM AMOUNT.

         Any Loans made hereunder, in Bank's sole and absolute discretion, may be either Prime Rate Loans or LIBOR Loans. Borrower shall pay interest on the unpaid principal amount of each Prime Rate Loan at a rate per annum equal to the lesser of: (i) the Prime Rate in effect from time to time (the "EFFECTIVE PRIME RATE"); or (ii) the Highest Lawful Rate. Accrued interest


                                Page 1 of 3 Pages
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on each Prime Rate Loan is due and payable quarterly beginning on July 15, 2002 and continuing on the fifteenth (15th) day of each third month thereafter and at the Maturity Date. Borrower shall pay interest on the unpaid principal amount of each LIBOR Loan for the Interest Period with respect thereto at a rate per annum equal to the lesser of: (i) the Adjusted LIBOR Rate plus one and one quarter of one percent (1.25%) (the "EFFECTIVE LIBOR RATE"); or (ii) the Highest Lawful Rate. Accrued interest on each LIBOR Loan is due on the last day of each Interest Period applicable thereto, and in the case of an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on any prepayment (on the amount prepaid).

         If at any time the effective rate of interest which would otherwise be payable on any Loan evidenced by this Note exceeds the Highest Lawful Rate, the rate of interest to accrue on the unpaid principal balance of such Loan during all such times shall be limited to the Highest Lawful Rate, but any subsequent reductions in such interest rate shall not become effective to reduce such interest rate below the Highest Lawful Rate until the total amount of interest accrued on the unpaid principal balance of such Loan equals the total amount of interest which would have accrued if the Effective Prime Rate, or Effective LIBOR Rate, whichever is applicable, had at all times been in effect.

         Each LIBOR Loan shall be in an amount not less than $1,000,000.00 and an integral multiple of $500,000.00. Each Prime Rate Loan shall be in an amount not less than $500,000.00 and an integral multiple of $250,000.00. Interest on all Loans shall be computed on the basis of the actual number of days elapsed and a year comprised of 360 days, unless such calculation would result in a usurious interest rate, in which case such interest shall be calculated on the basis of a 365 or 366 day year, as the case may be.

         The unpaid principal balance of this Note at any time will be the total amounts advanced by Bank, less the amount of all payments or prepayments of principal. Absent manifest error, the records of Bank will be conclusive as to amounts owed.

         Loans shall be made on Borrower's irrevocable notice to Bank, given not later than 12:00 NOON (Houston time) on, in the case of LIBOR Loans, the third Business Day prior to the proposed Borrowing Date or, in the case of Prime Rate Loans, not later than 1:00 P.M. (Houston time) on the proposed Borrowing Date. Each notice of a requested borrowing (a "NOTICE OF REQUESTED BORROWING") under this paragraph may be oral or written, and shall specify: (i) the requested amount; (ii) proposed Borrowing Date; (iii) whether the requested Loan is to be a Prime Rate Loan or LIBOR Loan; and (iv) Interest Period for the LIBOR Loan. If any Notice of Requested Borrowing shall be oral, Borrower shall deliver to Bank prior to the Borrowing Date a confirmatory written Notice of Requested Borrowing.

         Borrower may on any Business Day prepay the outstanding principal amount of any Prime Rate Loan, in whole or in part. Partial prepayments shall be in an aggregate principal amount of $500,000.00 or a greater integral multiple of $250,000.00. Borrower shall have no right to prepay any LIBOR Loan.

         Provided that no Event of Default has occurred and is continuing, Borrower may elect to continue all or any part of any LIBOR Loan beyond the expiration of the then current Interest Period relating thereto by providing Bank at least three Business Days written or telecopy notice of such election, specifying the Loan or portion thereof to be continued and the Interest Period therefor and whether it is to be a Prime Rate Loan or LIBOR Loan provided that any continuation as a LIBOR Loan shall not be less than $1,000,000.00 and shall be in an integral multiple of $500,000.00. If an Event of Default shall have occurred and be continuing, Borrower shall not have the option to elect to continue any such LIBOR Loan or to convert Prime Rate Loans into LIBOR Loans. Provided that no Event of Default has occurred and is continuing, Borrower may elect to convert any Prime Rate Loan at any time or from time to time to a LIBOR Loan by providing Bank at least three Business Days written or telecopy notice of such election, specifying each Interest Period therefor. Any conversion of Prime Rate Loans shall not result in a borrowing of LIBOR Loans in an amount less than $1,000,000.00 and in integral multiples of $500,000.00.

         In the event any LIBOR Loan shall mature and Borrower shall not provide timely notice of an election to continue or change its rate election as to that Loan as heretofore provided, then Bank at Bank's sole option shall be entitled to (1) continue the LIBOR Loan for another Interest Period of like duration to the Interest Period maturing, (2) convert the LIBOR Loan to a Prime Rate Loan, or (3) otherwise provide for continuation of the Loan in accordance with Bank's then prevailing practices for loans of similar type and tenor; in each case, such action by Bank deemed in all respects to be as if in response to an actual Notice of Requested Borrowing.

         If at any time Bank determines in good faith (which determination shall be conclusive) that any change in any applicable law, rule or regulation or in the interpretation, application or administration thereof makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for Bank or its foreign branch or branches to maintain any LIBOR Loan by means of dollar deposits obtained in the London interbank market (any of the above being described as a "LIBOR EVENT"), then, at the option of Bank, the aggregate principal amount of all LIBOR Loans outstanding shall be prepaid; however the prepayment may be made at the sole option of the Bank with a Prime Rate Loan. Upon the occurrence of any LIBOR Event, and at any time thereafter so long as such LIBOR Event shall continue, the Bank may exercise its aforesaid option by giving written notice thereof to Borrower.

         If Bank determines after the date of this Note that any change in applicable laws, rules or regulations regarding capital adequacy, or any change in the interpretation or administration thereof by any appropriate governmental agency, or compliance with any request or directive to Bank regarding capital adequacy (whether or not having the force of law) of any such agency, increases the capital required to be maintained with respect to any Loan and therefore reduces the rate of return on Bank's capital below the level Bank could have achieved but for such change or compliance (taking into consideration Bank's policies with respect to capital adequacy), then Borrower will pay to Bank from time to time, within 15 days of Bank's request, any additional amount required to compensate Bank for such reduction. Bank will request any additional amount by delivering to Borrower a certificate of Bank setting forth the amount necessary to compensate Bank. The certificate will be conclusive and binding, absent manifest error. Bank may make any assumptions, and may use any allocations of costs and expenses and any averaging and attribution methods, which Bank in good faith finds reasonable.

         If any domestic or foreign law, treaty, rule or regulation (whether now in effect or hereinafter enacted or promulgated, including Regulation D of the Board) or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law): (a) changes, imposes, modifies, applies or deems applicable any reserve, special deposit or similar requirements in respect of any Loan or against assets of, deposits with or for the account of, or credit extended or committed by, Bank; or (b) imposes on Bank or the interbank eurocurrency deposit and transfer market or the market for domestic bank certificates or deposit any other condition affecting any such Loan; and the result of any of the foregoing is to impose a cost to Bank of agreeing to make, funding or maintaining any such Loan or to reduce the amount of any sum receivable by Bank in respect of any such Loan, then Bank may notify Borrower in writing of the happening of such event and Borrower shall upon demand pay to Bank such additional amounts as will compensate Bank for such costs as determined by Bank. Without prejudice to the survival of any other agreement of Borrower under this Note, the obligations of Borrower under this paragraph shall survive the termination of this Note.

         Borrower will indemnify Bank against, and reimburse Bank on demand for, any loss, cost or expense incurred or sustained by Bank (including without limitation any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund or maintain LIBOR Loans) as a result of: (a) any payment or prepayment (whether permitted by Bank or required hereunder or otherwise) of all or a portion of any LIBOR Loan on a day other than the Maturity Date of such Loan; (b) any payment or prepayment, whether required hereunder or otherwise, of any LIBOR Loan made after the delivery of a Notice of Requested Borrowing but before the applicable Borrowing Date if such payment or prepayment prevents the proposed Loan from becoming fully effective; or (c) the failure of any LIBOR Loan to be made by Bank due to any action or inaction of Borrower. Such funding losses and other costs and expenses shall be calculated and billed by Bank and such bill shall, as to the costs incurred, be conclusive absent manifest error.


                                Page 2 of 3 Pages
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         All past-due principal and interest on this Note, will, at Bank's option, bear interest at the Highest Lawful Rate, or if applicable law does not provide for a maximum nonusurious rate of interest, at a rate per annum equal to the Prime Rate plus five percent (5%).

         In addition to all principal and accrued interest on this Note, Borrower agrees to pay: (a) all reasonable costs and expenses incurred by Bank and all owners and holders of this Note in collecting this Note through probate, reorganization, bankruptcy or any other proceeding; and (b) reasonable attorney's fees if and when this Note is placed in the hands of an attorney for collection.

         If any Event of Default occurs as defined in the Letter Agreement, then Bank may do any or all of the following: (i) cease making Loans hereunder; (ii) declare the Obligations to be immediately due and payable, without notice of acceleration or of intention to accelerate, presentment and demand or protest or notice of any kind, all of which are hereby expressly waived; (iii) set off, in any order, against the Obligations any debt owing by Bank to any Obligor, including, but not limited to, any deposit account, which right is hereby granted by each Obligor to Bank; and (iv) exercise any and all other rights under the Loan Documents, at law, in equity or otherwise. Nothing in this Note is intended to waive or vary the duties of Bank or the rights of any Obligor in violation of Section 9.602 of the Texas Business and Commerce Code.

         No waiver of any default is a waiver of any other default. Bank's delay in exercising any right or power under any Loan Document is not a waiver of such right or power.

         Each Obligor severally waives notice, demand, presentment for payment, notice of nonpayment, notice of intent to accelerate, notice of acceleration, protest, notice of protest, and the filing of suit and diligence in collecting this Note and all other demands and notices, and consents and agrees that its liabilities and obligations will not be released or discharged by any or all of the following, whether with or without notice to it or any other Obligor, and whether before or after the stated maturity hereof: (i) extensions of the time of payment; (ii) renewals; (iii) acceptances of partial payments; (iv) releases or substitutions of any collateral or any Obligor; and (v) failure, if any, to perfect or maintain perfection of any security interest in any collateral. Each Obligor agrees that acceptance of any partial payment will not constitute a waiver and that waiver of any default will not constitute waiver of any prior or subsequent default.

         Where appropriate the neuter gender includes the feminine and the masculine and the singular number includes the plural number.

         Chapter 346 of the Finance Code (which regulates certain revolving loan accounts) shall not apply to this Note or to any Loan evidenced by this Note.

         This Note is governed by Texas law. If any provision of this Note is illegal or unenforceable, that illegality or unenforceability will not affect the remaining provisions of this Note. For purposes of this Note, any assignee or subsequent holder of this Note will be considered the "Bank," and each successor to Borrower will be considered the "Borrower."

         Each Borrower and cosigner represents that if it is not a natural person, it is duly organized and validly existing and in good standing under the laws of the state of its incorporation or organization; has full power to own its properties and to carry on its business as now conducted; is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification desirable; and has not commenced any dissolution proceedings. Each Borrower and cosigner represents that if it conducts business under an assumed business or professional name it has properly filed Assumed Name Certificate(s) in the office(s) required by Chapter 36 of the Texas Business and Commerce Code. Each of the persons signing below as Borrower or cosigner represents that he/she has full requisite power and authority to execute and deliver this Note to Bank on behalf of the party for whom he/she signs and to bind such party to the terms and conditions of this Note and that this Note is enforceable against such party.

JURY TRIAL WAIVER. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, BORROWER AND BANK HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THAT BORROWER OR BANK MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS NOTE OR THE OBLIGATIONS. BORROWER REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS RIGHT TO JURY TRIAL WAIVER. BORROWER ACKNOWLEDGES THAT BANK HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS WAIVER.

BANK IS NOT OBLIGATED IN ANY WAY TO MAKE ANY LOANS UNDER THIS NOTE, AND ALL LOANS SHALL BE AT BANK'S SOLE AND ABSOLUTE DISCRETION. NOTHING IN THIS NOTE OR ANY OTHER AGREEMENTS, DOCUMENTS, INSTRUMENTS, CERTIFICATES OR OTHER WRITINGS EXECUTED OR DELIVERED IN CONNECTION WITH OR PURSUANT TO THE TERMS OF ANY OF THE FOREGOING, THE DISCRETIONARY LINE OF CREDIT OR THIS NOTE IS INTENDED TO BE OR TO BE CONSTRUED AS A COMMITMENT ON THE PART OF BANK TO MAKE ANY LOAN. BANK MAY REFUSE TO MAKE ANY LOAN AT ANY TIME NOT WITHSTANDING THAT NO EVENT OF DEFAULT HAS OCCURRED OR EXISTS OR THAT BANK HAS MADE LOANS HEREUNDER UNDER SIMILAR CIRCUMSTANCES. BANK MAY, FOR ANY REASON OR NO REASON AT ALL, REFUSE TO MAKE ANY LOAN UNDER THIS NOTE. Borrower has executed and delivered this Note to evidence Loans that may be made under a discretionary line of credit and for ease of administering Loans that Bank may make in its sole discretion to Borrower.

         NO COURSE OF DEALING BETWEEN BORROWER AND BANK, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EXTRINSIC EVIDENCE OF ANY NATURE MAY BE USED TO CONTRADICT OR MODIFY ANY TERM OF THIS NOTE OR ANY OTHER LOAN DOCUMENT.

         THIS NOTE AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, Borrower has executed this Note effective the day, month and year first aforesaid.

BORROWER: WORLDWIDE FLIGHT SERVICES, INC.

By: /s/ JEAN-FRANCOISE GOUEDARD
   -----------------------------------------

Name: Jean-Francoise Gouedard
     ---------------------------------------

Title: President and Chief Operating Officer
      --------------------------------------

(Bank's signature is provided as its acknowledgment of the above as the final written agreement between the parties and its agreement with the Jury Trial Waiver.)

JPMORGAN CHASE BANK

By: /s/ ERIC JUDD
   ------------------------------------------

Name: Eric Judd
     ----------------------------------------

Title: Senior Vice President
      ---------------------------------------



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